Exhibit 10.84

Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.

Supply Agreement

by and between

Amgen Inc.

and

Takeda Pharmaceutical Company Limited

dated

February 1, 2008

CONFIDENTIAL

Supply Agreement

This Supply Agreement (this “Agreement”) is entered into as of the 1st day of February, 2008 (the “Effective Date”) by and between Amgen Inc., a Delaware corporation having its principal place of business at One Amgen Center Drive, Thousand Oaks, California 91320-1799, U.S.A. (“Amgen”), and Takeda Pharmaceutical Company Limited, a Japanese corporation having its principal place of business at 1-1, Doshomachi 4-chome, Chuo-ku, Osaka 540-8645, Japan (“Purchaser”). Amgen and Purchaser are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

Recitals

WHEREAS, Amgen and Purchaser have entered into the License Agreement of even date herewith (the “License Agreement”) regarding, among other things, Amgen’s proprietary product Vectibix (as defined below).

WHEREAS, pursuant to the License Agreement, Purchaser has the right to develop and commercialize Vectibix in Licensee Indications in the Territory (each as defined below).

WHEREAS, Purchaser has requested and Amgen has agreed to supply Purchaser, on the terms set forth herein, with Drug Product (as defined below) for clinical and commercial use in Licensee Indications in the Territory.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the Parties hereto agree as follows:

1. DEFINITIONS

1.1	“Affiliate” shall mean any corporation or other entity which directly or indirectly controls, is controlled by or is under common control with a Party, for so long as such control exists. For the purposes of this Section 1.1 (“Affiliate”), “control” and its cognates shall mean: (i) in the case of any corporate entity, direct or indirect ownership of more than fifty percent (50%) of the stock having the right to vote for the election of directors thereof; or (ii) in the case of any non-corporate entity, direct or indirect ownership of more than fifty percent (50%).

1.2	“Allocable Overhead” shall mean [*]. Allocable Overhead may be allocated based upon [*].

1.3	“Available SKU” shall mean an SKU (stock keeping unit) of Drug Product set forth on the Vectibix Available SKU Schedule or added to such schedule pursuant to Section 2.2.6 (Available SKUs).

1.4	“Bulk Drug Substance” shall mean Vectibix in purified bulk form.

1.5	“[*] Quarter” shall mean a three-month period beginning on [*].

1.6	“[*] Year” shall mean a one-year period beginning on [*] and ending on [*].

1.7	“Change Notice” shall have the meaning set forth in Section 2.9 (Changes to Manufacturing).

1.8	“Confidential Information” shall have the meaning set forth in Section 4.1

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(Confidentiality; Exceptions).

1.9	“Contract Interest Rate” shall mean the rate equal to [*] plus [*] rate effective for the date [*], as published by The Wall Street Journal, Eastern U.S. Edition, on the [*] (or, if unavailable on such date, the [*] on which such rate is available), or, if lower, the maximum rate permitted by Law.

1.10	“Direct Costs” shall mean [*].

1.11	“Drug Product” shall mean Bulk Drug Substance in finished, labeled form in accordance with the Specifications.

1.12	“Employment Costs” shall mean [*].

1.13	“Federal Court” shall have the meaning set forth in Section 8.11 (Jurisdiction and Venue).

1.14	“Force Majeure” shall have the meaning set forth in Section 8.8 (Force Majeure).

1.15	“FTE” shall mean the equivalent of the work of one employee full time for one year (consisting of at least a total of 45.5 weeks or 1,820 hours per year (excluding vacations and holidays)). Overtime, and work on weekends, holidays and the like, shall not be counted with any multiplier (e.g. time-and-a-half or double time) toward the number of hours that are used to calculate the FTE contribution.

1.16	“FTE Rate” shall mean [*] (as of the [*]), increasing by [*] of the then-current FTE Rate on [*].

1.17	“GAAP” shall mean U.S. generally accepted accounting principals, consistently applied.

1.18	“Governmental Authority” shall mean any government administrative agency, commission or other governmental authority, body or instrumentality, or any federal, state, local, domestic or foreign governmental regulatory body.

1.19	“Indirect Costs” shall mean Employment Costs and Allocable Overhead [*].

1.20	“Law” shall mean, individually and collectively, any and all laws, ordinances, rules, directives administrative circulars and regulations of any kind whatsoever of any Governmental Authority within the applicable jurisdiction.

1.21	“License Agreement” shall have the meaning set forth in the recitals of this Agreement.

1.22	“Licensee Indication” shall mean an indication designated as a “Licensee Indication” pursuant to the License Agreement.

1.23	“Long-Range Projections” or “LRP” shall have the meaning set forth in Section 2.2.1.2 (Long-Range Forecast).

1.24	“Necessary Approval” shall mean all approvals, permits, licenses, registrations, authorizations, or similar permissions required by Law for the purchase, transit, export or import of Drug Product hereunder.

1.25	“Net Sales” shall have the meaning set forth in the License Agreement for such term.

1.26	“Rolling Forecast” shall have the meaning set forth in Section 2.2.1.1 (Provision of Forecasts).

1.27	“Specifications” shall mean the specifications for Drug Product as set forth in the

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Specifications Schedule.

1.28	“Standard Costs” shall mean, with respect to an Available SKU, [*].

1.29	“State Court” shall have the meaning set forth in Section 8.11 (Jurisdiction and Venue).

1.30	“Support Costs” shall mean [*]. For the avoidance of doubt, any costs and expenses included in Standard Costs shall not also be included in Support Costs.

1.31	“Taxes” shall mean any tax, excise or duty, other than taxes upon income.

1.32	“Territory” shall mean Japan.

1.33	“Third Party” shall mean any entity other than a Party or an Affiliate of a Party.

1.34	“VAT” shall mean any value added tax.

1.35	“Vectibix” shall mean Amgen’s proprietary fully human anti-EGFr monoclonal antibody known in the U.S. as Vectibix TM.

2. SUPPLY OF DRUG PRODUCT

2.1	Supply of Drug Product; Requirements. Subject to the terms and conditions of this Agreement: (i) except as expressly provided in Section 2.14 (Alternate Supply), Purchaser agrees to purchase from Amgen hereunder all of Purchaser’s (and its permitted licensees’) requirements of Vectibix and Drug Product for any use from Amgen; and (ii) Amgen agrees to sell to Purchaser all of Purchaser’s (and its permitted licensees’) requirements of Vectibix and Drug Product for uses permitted under the License Agreement. Certain rights and licenses with respect to the use and sale of Vectibix are granted to Purchaser pursuant to the License Agreement, and no rights with respect to Vectibix (including with respect to any intellectual property related to Vectibix) are granted or shall be implied hereunder.

2.2	Forecasts and Orders.

2.2.1	Provision of Forecasts. Purchaser shall provide to Amgen forecasts of its requirements of Drug Product as follows:

2.2.1.1	ROLLING FORECAST. On a [*] basis during the term of this Agreement, Purchaser shall provide to Amgen a rolling [*] forecast setting forth, [*], Purchaser’s requirements for Drug Product by Available SKU for the Territory (a “Rolling Forecast”). Purchaser shall provide to Amgen by the [*] (i.e., [*]) a Rolling Forecast for the period beginning as of the [*] in which the Rolling Forecast is due (e.g., by [*] Purchaser shall submit a Rolling Forecast for the [*] period from [*] through [*]). The initial [*] of the Rolling Forecast shall be denoted therein as [*], and the remainder of the [*] shall be denoted as [*] (in chronological order). Promptly following the [*], the Parties shall mutually agree upon the initial Rolling Forecast which shall include, at a minimum, the supply requirements necessary.

2.2.1.2

LONG-RANGE FORECAST. [*] per [*] Year, at a particular [*] to be agreed to by the Parties, Purchaser shall provide to Amgen along with a Rolling Forecast its projected requirements for Drug Product by Available SKU for the Territory for the [*] in which the projection is due plus the [*] period that follows (a “Long-Range Projection” or “LRP”). The first [*] and subsequent

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[*] of the LRP shall be the same as the Rolling Forecast which the LRP accompanies. The LRP shall specify, by [*] for the period covered by the Rolling Forecast and by [*] for [*] of the LRP, Purchaser’s requirements for Drug Product by Available SKU for the Territory. The initial [*] of the LRP shall be denoted therein as [*], and the remainder of the [*] through [*] shall be denoted as [*] (in chronological order). The forecast for [*] of the LRP shall be non-binding, but Purchaser shall use its reasonable good-faith efforts to provide the best estimate of its requirements for such [*].

2.2.2	Purchase Orders. The forecast for [*] of a Rolling Forecast (the “Purchase Order Period”) shall be binding purchase orders with respect to the forecasted quantities of each Available SKU for such [*] and may not be varied. Amgen may deliver each [*] ordered quantity of Available SKUs at anytime during the applicable delivery [*].

2.2.3	Forecast Variance. With respect to each Rolling Forecast, the forecasted quantities for each Available SKU set forth in such Rolling Forecast for [*] thereof shall be binding. The forecasted quantities of each Available SKU for the Purchase Order Period shall be binding (as set forth in Section 2.2.2 (Purchase Orders)) and Purchaser may not vary such ordered quantities. The forecasted quantities of each Available SKU for [*] of a Rolling Forecast (the “Binding Forecast Period”) shall be binding, but Purchaser shall be permitted to vary such forecasted quantities only as set forth in this Section 2.2.3 (Forecast Variance). For each [*] within the Binding Forecast Period of a Rolling Forecast, Purchaser shall be permitted to vary the forecasted quantity of an Available SKU for such [*] (e.g., [*]) by a specified percentage of such forecasted quantity in Purchaser’s forecasted quantity of such Available SKU for such same [*] (e.g., [*]) in the next subsequent Rolling Forecast. The specified percentages for permitted variance by [*] during the Binding Forecast Period are set forth below.

[*]	[*]	[*]	[*]	[*]	[*]	[*]
Percentage	[*]	[*]	[*]	[*]	[*]	[*]

For purposes of example, if in a Rolling Forecast covering [[*]] through [*]] the quantity of a particular Available SKU forecasted for [*] is [*] units, then in the next subsequent Rolling Forecast (covering [*] through [*]) the aggregate quantity of such Available SKU forecasted for [*] shall be no less than [*] units and no more than [*] units.

2.2.4

Non-Compliant Forecasts. In the event Purchaser provides a Rolling Forecast that contains a forecast for any [*] therein that is not in compliance with Section 2.2.3 (Forecast Variance), Purchaser shall provide notice of such non-compliance to Amgen in writing. Amgen shall have the right to adjust such non-compliant forecasted quantity for such [*] to increase or reduce the amount forecasted for such [*] by up to the minimum amount necessary to bring such forecasted quantity into compliance with such provision. By way of example, if the Rolling Forecast covering the period from [*] through [*] forecasted a quantity of [*] units of a particular Available SKU for [*], and the next subsequent Rolling Forecast

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(covering the period from [*] through [*] forecasted a quantity of [*] units for such Available SKU for [*], which exceeds the permitted [*] percent variance for such period (as set forth in Section 2.2.3 (Forecast Variance)), then Amgen shall have the right (but not the obligation) to reduce the quantity of such Available SKU forecasted for [*] in such Rolling Forecast to any number between [*] and [*] units (inclusive). In such event, Amgen shall provide to Purchaser the Rolling Forecast revised to be in compliance with the terms of this Clinical Supply Schedule, and such Rolling Forecast shall be deemed the Rolling Forecast for the applicable period.

2.2.5	Orders not in Compliance with Forecasts. Amgen shall have no obligation to fill any purchase order placed by Purchaser that exceeds the maximum amount permitted hereunder as set forth in Section 2.2 (Forecasts and Orders), and shall have the right to reduce any excessive purchase order by up to the minimum amount necessary to bring such purchase order into conformance with this Agreement. If Purchaser does not want to receive the full amount of any purchase order, Amgen shall have the right to invoice Purchaser for the full amount ordered hereunder and Purchaser shall be obligated to pay such full invoice amount; and Amgen shall have the right, in its sole discretion, to either deliver to Purchaser the full amount of Drug Product ordered hereunder for such [*] (in which case Purchaser shall receive and accept such Drug Product), use the unwanted portion of the ordered Drug Product for other purposes or otherwise dispose of the unwanted portion of the ordered Drug Product.

2.2.6	Available SKUs. The Vectibix Available SKU Schedule attached hereto sets forth the Available SKUs as of [*]. Amgen shall add any new SKUs used by Amgen outside the Territory to the Vectibix Available SKU Schedule by written notice to Purchaser, and such SKUs shall be Available SKUs and Purchaser shall have the right to order such added Available SKUs. The Parties shall mutually agree upon the first period for which such new Available SKU can be ordered by Purchaser, and upon any permitted adjustments to Purchaser’s then applicable Rolling Forecast and LRP to enable Purchaser to add units of the newly Available SKU in substitution for units of previously forecasted Available SKUs; provided that, the Parties shall seek to minimize any disruption to Amgen’s introduction of the new Available SKU outside the Territory and Amgen’s manufacturing plans based on the previously established Rolling Forecast. All purchase orders of Purchaser hereunder shall be for Available SKUs set forth on (or added to) the Vectibix Available SKU Schedule, and Purchaser shall not have the right to order Bulk Drug Substance hereunder (except as incorporated in such Drug Product) unless formulation, fill and finish manufacturing activities are assumed by Purchaser pursuant to Section 2.14 (Alternate Supply).

2.2.7

Quantities Forecast and Ordered. Purchaser shall forecast and order quantities of an Available SKU according to full standard lot sizes of manufactured Drug Product. Amgen shall communicate to Purchaser full standard lot sizes. The Parties shall coordinate and cooperate, through the Manufacturing Committee or otherwise, to modify Rolling Forecasts, LRPs and purchase orders as needed to reflect for each [*] a quantity of an Available SKU that is divisible by full standard

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lot sizes for such Available SKU. Amgen shall have no obligation to manufacture or use partial lots of Drug Product to meet Purchaser’s purchase orders or forecasts.

2.2.8	Commercial and Non-Commercial. For forecast and order purposes under this Agreement, Purchaser shall separately specify the quantity of each Available SKU to be used for commercial purposes (which shall include Drug Product used for post-marketing commitments and samples distributed for free or less than full sale price) and the quantity of each Available SKU to be used for non-commercial purposes (including clinical development), as if they were distinct and separate Available SKUs.

2.3	Provision of Drug Product. Amgen shall use its reasonably diligent efforts to fill purchase orders for Available SKUs placed by Purchaser in accordance with Section 2.2 (Forecasts and Orders), so long as Purchaser is in compliance with its obligations hereunder and under the License Agreement. Drug Product shall be provided [*] or, if Amgen supplies Bulk Drug Substance following assumption of formulation, fill and finish manufacturing activities by Purchaser pursuant to Section 2.14 (Alternate Supply), [*]. Purchaser shall: (i) receive each shipment, (ii) promptly notify Amgen when the shipment has been received; and (iii) forward to Amgen any applicable chain of custody forms, in-transport temperature recorder(s) and receipt verification documentation and such other documentation reasonably requested by Amgen.

2.4	Labeling and Packaging. Amgen shall perform primary labeling (i.e., labeling of vials) of Drug Product supplied hereunder. Purchaser shall be responsible for and bear all costs associated with the design, development, quality release and any required approvals of any Governmental Authority of all primary labels of Drug Product supplied hereunder. Purchaser shall perform its design, development, quality release and approval obligations hereunder in a timely manner sufficient for Amgen to satisfy its supply obligations hereunder for Drug Product. Purchaser shall select and contract with a party in the Territory mutually acceptable to the Parties for producing primary labels for Drug Product for Purchaser. Purchaser shall consult with Amgen with respect to any proposed primary labels (or changes thereto), including design, size, material and other properties. Prior to final approval of any primary label for use with Drug Product, Purchaser shall provide to Amgen samples thereof for its review and approval. Amgen shall have no obligation to use, or provide Drug Product labeled with, primary labels that have not been approved by Amgen. Amgen shall be responsible for procuring all primary labels directly from Purchaser’s label provider and Purchaser shall cooperate to enable such direct procurement by Amgen. Purchaser shall perform, be solely responsible for and bear all costs associated with final packaging and secondary labeling of Drug Product supplied hereunder. If at any time Amgen elects to transition the performance of primary labeling to a Third Party mutually agreeable to the Parties (or to Purchaser if mutually agreed), then the Parties shall promptly meet to discuss and implement such a transition of such responsibilities.

2.5

Necessary Approvals. Purchaser shall be responsible, at its own cost, for obtaining, maintaining and submitting all Necessary Approvals, except that Amgen will be responsible for obtaining and maintaining all Necessary Approvals related to the export of Drug Product ordered by Purchaser hereunder, any drug master file submitted by or on behalf of Amgen and the accreditation of any foreign manufacturers used by Amgen in the

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Territory with respect to Drug Product ordered by Purchaser. Each Party shall reasonably cooperate with the other with respect to obtaining, maintaining and submitting all Necessary Approvals. Each Party shall also promptly provide to the other Party copies of Necessary Approvals as reasonably requested. At least [*] days prior to the first scheduled export of Drug Product or Bulk Drug Substance hereunder, Purchaser shall provide to Amgen copies of all documentation of the Necessary Approvals obtained by Purchaser. Purchaser thereafter shall promptly provide Amgen with supplemental documentation promptly in the event of any changes to Necessary Approvals or other regulatory compliance documents, as well as upon request by Amgen. Amgen shall not have any obligation to export Drug Product, or to provide Drug Product to Purchaser, unless and until Purchaser demonstrates to Amgen that Purchaser has received all Necessary Approvals for which it has responsibility.

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2.6	Product Specifications. A Amgen certificate of analysis shall accompany each shipment of Drug Product to Purchaser. Purchaser shall be responsible for any failure of Drug Product to meet the Specifications to the extent caused by shipping or handling conditions after delivery to Purchaser hereunder.

2.7	Product Testing; Noncompliance. Purchaser shall have [*] days from the date of delivery of Drug Product to Purchaser’s premises in which to test, at Purchaser’s cost, a shipment for compliance with the Specifications and notify Amgen of any non-compliance. Purchaser shall use its reasonably diligent efforts to obtain and test the Drug Product as soon as reasonably practicable. Amgen and Purchaser shall agree on the testing procedures to be employed and the Third Parties to be contracted to conduct testing hereunder. Purchaser shall be responsible for storage and maintenance of the Drug Product until it is tested and released. In the event Purchaser determines that a shipment of Drug Product (or portion thereof) did not, upon delivery, meet the Specifications, Purchaser shall notify Amgen in writing (within the [*] day period set forth above) and provide Amgen with complete copies of all testing data and a reasonably detailed explanation of the reasons for such suspected non-compliance. If Amgen disagrees with such initial determination of non-compliance and the Parties can not come to agreement, Amgen and Purchaser shall elect an independent Third Party to review the data and/or repeat the testing and make a final determination, which shall be binding upon both Purchaser and Amgen. If the shipment is determined by the independent Third Party to have been, upon delivery, in compliance with the Specifications, Purchaser shall pay the costs of such testing; if the shipment is found not to have been in compliance with the Specifications upon delivery, Amgen shall pay the costs of such testing. In the event any shipment (or portion thereof) shall be agreed or determined pursuant to this Section 2.7 (Product Testing; Noncompliance) to have failed to comply with the Specifications upon delivery, Purchaser shall, at Amgen’s election and expense, either destroy the shipment or return the shipment to Amgen. Amgen shall replace the Available SKUs found to have been not in compliance with the Specifications upon delivery, as Purchaser’s sole remedy (other than indemnity under Section 6.2.2 (Amgen Obligation)) with respect to such non-complying Drug Product. Purchaser shall be responsible for, and Amgen shall have no obligation to provide replacement Drug Product for, any Available SKUs supplied hereunder other than the Available SKUs agreed or determined to be not in compliance with the Specifications upon delivery. Purchaser shall be solely responsible for taking all steps necessary to determine that Drug Product is suitable for commercial release before making such Drug Product available for human use.

2.8	Notice of Reports. Purchaser shall provide Amgen within [*] written notice of any and all material problems (including adverse events) with any Drug Product hereunder that have been reported to Purchaser by any of its customers or Third Parties (including any events reportable to Governmental Authorities in the United States under 21 CFR §314.80) or of which Purchaser becomes aware and shall cooperate with Amgen in any efforts to investigate and cure such problems.

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2.9	Changes to Manufacturing.

2.9.1	Changes by Amgen. If Amgen determines to make a material change to the manufacturing of Drug Product to be supplied to Purchaser hereunder (e.g., material change to Specifications or manufacturing process), it shall provide Purchaser prompt written notice of such determination (a “Change Notice”). Such notice shall provide the relevant details of such change (“Manufacturing Change”) (but Amgen shall have no obligation to include any confidential Amgen manufacturing information) and the proposed date for such change. The Parties shall meet and determine if such change would require notice to or approval by a Governmental Authority in the Territory.

2.9.1.1	CHANGES NOT REQUIRING APPROVAL. If a proposed change does not require notice to or approval of any such Governmental Authority, then Amgen shall have the right to provide Drug Product to Purchaser hereunder in accordance with the Manufacturing Change [*] days from the date of the Change Notice. If such change requires notice to (but not the approval of) a Governmental Authority in the Territory, then the Parties shall cooperate to promptly submit such notice and Amgen shall continue to provide Purchaser Drug Product as prior to the Manufacturing Change to allow for such notice to such Governmental Authority and after [*] days from the date of the Change Notice (or such earlier time as such notice to the relevant Governmental Authority has been made (and any required waiting periods have expired)) Amgen shall have the right to provide Drug Product to Purchaser hereunder in accordance with the Manufacturing Change.

2.9.1.2	CHANGES REQUIRING APPROVAL. If a proposed Manufacturing Change requires the approval of a Governmental Authority in the Territory, then Purchaser shall use its reasonably diligent efforts to obtain such approval, and Amgen shall continue to provide Drug Product as prior to the Manufacturing Change as necessary to allow Purchaser to obtain the required approval; provided, however, that Amgen shall have the right to transition Purchaser to an alternate source of supply in accordance with Section 2.14 (Alternate Supply) at any time upon written notice given by Amgen to Purchaser. If Purchaser does not obtain approval of a proposed Manufacturing Change from the Governmental Authority in the Territory within the relevant time period, or becomes aware of a potential failure to timely receive such approval, Purchaser shall promptly notify Amgen thereof. In such event, Amgen shall have the right to transition Purchaser to an alternate source of supply in accordance with Section 2.14 (Alternate Supply) at any time upon written notice given by Amgen to Purchaser.

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Notwithstanding anything to the contrary in this Section 2.9 (Changes to Manufacturing), Amgen shall have the right to immediately make any change required to protect patient safety or as required by Law, and shall give Purchaser prompt written notice thereof.

2.9.2	Changes for Regulatory Necessity. If the applicable Governmental Authorities in the Territory require a Manufacturing Change in order to permit Purchaser to use or sell Drug Product in Licensee Indications in the Territory, Purchaser shall immediately inform Amgen of the same in writing and provide Amgen any related information as reasonably requested by Amgen. Amgen shall use reasonably diligence efforts to implement the Manufacturing Change for Drug Product to be supplied hereunder, and the Parties shall discuss and cooperate in good faith to minimize the time for and disruption of such transition to Drug Product conforming to such Manufacturing Change; provided, however, that Amgen shall have the right to transition Purchaser to an alternate source of supply in accordance with Section 2.14 (Alternate Supply) at any time upon written notice given by Amgen to Purchaser. If Amgen elects to transition Purchaser to an alternate source of supply, the Parties shall cooperate to facilitate such transition so as to minimize disruption to the Parties and shall discuss in good faith the feasibility of Amgen providing transitional supply conforming to the Manufacturing Change until the transition obligations under Section 2.14 have been completed. In any case, Purchaser shall be responsible for all incremental costs incurred by Amgen (including Amgen FTEs at the FTE Rate) in developing and providing Drug Product in accordance with the Manufacturing Change.

2.9.3	Regulatory Communication. In the event of any Manufacturing Change pursuant to this Section 2.9 (Changes to Manufacturing), Amgen shall cooperate with Purchaser to provide to the applicable Governmental Authority in the Territory documentation required by Law to be provided with respect to such change (through Purchaser or directly to the relevant Governmental Agency). In no event will Amgen be obligated under this Agreement to (i) conduct any studies (pre-clinical, clinical or other) to support Purchaser’s regulatory filings or (ii) transfer to Purchaser any technology, know-how, cell lines or other materials in connection with any Manufacturing Change implemented by Amgen. Should Purchaser request that Amgen agree to conduct additional work for the purpose of supplementing Purchaser’s regulatory filing in the Territory, the Parties shall discuss in good faith the terms and conditions (including economic terms) upon which Amgen in its discretion may agree to conduct such work and any agreement of the Parties with respect thereto shall be reflected in writing and signed by each of the Parties. Purchaser shall provide to Amgen copies of all regulatory filings and correspondence submitted or received by Purchaser or its agents in connection with any Manufacturing Changes, and any other documentation reasonably requested by Amgen related thereto.

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2.10	Shortage; Allocation. In the event of a shortage of Drug Product such that Amgen reasonably believes that it will not be able to supply Purchaser’s requirements (as set forth in a Rolling Forecast) and its own requirements (including those of any other Amgen licensees’ and distributors), Amgen shall provide written notice to Purchaser thereof. If Amgen actually cannot supply Purchaser’s purchase orders in accordance with this Agreement and Amgen’s requirements (including those of any other Amgen licensees’ and distributors), then Amgen shall reasonably allocate Drug Product (on an Available SKU by Available SKU basis) such that [*]. Allocation of Drug Product in accordance with this Section 2.10 (Shortage; Allocation) will be Purchaser’s exclusive remedy with respect to any shortage of Drug Product.

2.11	Manufacturing Regulatory Responsibility. The responsibilities of the Parties with respect to communication and regulatory filings with Governmental Authorities related to Vectibix and Drug Product shall be as set forth in the License Agreement, including Sections 4.12.2 (Amgen Responsibility) and 7.4 (Responsibility for Regulatory Filings with Respect to Manufacturing) of the License Agreement.

2.12	Inspections and Review of Records. If Purchaser is notified in writing by a Governmental Authority within the Territory that an inspection of Amgen’s manufacturing facilities or a review of Amgen’s batch records for Bulk Drug Substance or Drug Product by that authority is required by Law, Amgen agrees to reasonably cooperate and allow such Governmental Authority to inspect such manufacturing facilities or review such records to the extent reasonably required. Purchaser shall give Amgen reasonable advance written notice of any such notification by a Governmental Authority. Purchaser shall reimburse Amgen for any costs incurred by Amgen in connection with any such inspections, as well as the cost of any Amgen personnel time at the FTE Rate.

2.13

Purchaser Inspections. Subject to the terms and conditions of this Agreement, Purchaser may visit and inspect, at its own expense, (i) Amgen’s manufacturing facilities for Bulk Drug Substance or Drug Product (but not Amgen’s Third Party manufacturer’s facilities without Amgen’s prior written approval), (ii) Amgen’s quality control and analytical laboratories for the testing of Bulk Drug Substance or Drug Product, and (iii) Amgen’s documents and records relating to (i) and (ii) above, in each case to the extent such facilities or records relate solely to the Drug Product or constituent Bulk Drug Substance supplied to Purchaser pursuant to this Agreement. Purchaser’s inspections will be limited in scope to what is reasonably necessary to confirm that Amgen has complied with current Good Manufacturing Practices (as defined in the United States Code of Federal Regulations) in manufacturing the Bulk Drug Substance and/or Drug Product. Purchaser may conduct inspections no more frequently than once in any [*] period. It is anticipated that any inspections conducted in accordance with this Section 2.13 (Purchaser Inspections) shall be for a duration of no more than [*]. Purchaser will coordinate all inspections with Amgen and provide Amgen with no less than [*] prior written notice of any inspection. Inspections shall be conducted in accordance with Amgen procedures during normal hours of operation, in the presence of Amgen representatives. Any information obtained by Purchaser in the course of such inspections shall be treated as Amgen Confidential Information, and the Purchaser personnel conducting such inspections shall not share any such information with other employees of Purchaser, other than (on a need-to-know basis) whether or not such inspection showed any Amgen failure to comply

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with current Good Manufacturing Practices and the details of any such non-compliance. Amgen shall have no obligation under this Agreement to provide Purchaser with any information regarding Amgen’s manufacturing facility, any information pertaining to the manufacture of products other than Bulk Drug Substance or Drug Product, or proprietary manufacturing information (including cell lines, host cells and vectors). Purchaser shall reimburse Amgen for any costs incurred by Amgen in connection with any such inspections, as well as the cost of any Amgen personnel time at the FTE Rate.

2.14	Alternate Supply.

2.14.1	Process of Transition. In the event Amgen provides a notice to Purchaser of the intent to transition the manufacturing (either in the entirety, only the formulation, fill and finish manufacturing activities, or only the manufacture of Bulk Drug Substance (if Amgen has previously transitioned the formulation, fill and finish manufacturing activities)) of Drug Product (such manufacturing activities to be transitioned, the “Transitioned Manufacturing”), to an alternate source pursuant to Sections 2.9 (Changes to Manufacturing), 2.14.3 (Bulk Drug Substance), 7.4 (Termination by Amgen for Discontinuation) or 7.4 (Change of Control), then Amgen and Purchaser shall cooperate to transition the Transitioned Manufacturing to a mutually acceptable Third-Party manufacturer. Purchaser shall contract directly with the Third-Party manufacturer and shall be responsible for the Transitioned Manufacturing of Drug Product for Purchaser, its Affiliates and sublicensees for Licensee Indications in the Territory. Amgen shall cooperate to provide to such Third-Party manufacturer, under obligations of confidentiality, [*] such Transitioned Manufacturing of Drug Product for Purchaser in the Licensee Indications in the Territory. Amgen shall also, in connection therewith, grant to such Third-Party manufacturer a non-exclusive license to use such manufacturing technology solely for the purposes of performing the Transitioned Manufacturing of Drug Product for Purchaser for the Licensee Indications in the Territory. Purchaser shall be solely responsible for all costs associated with the transition to such Third-Party manufacturer (including payment at the FTE Rate for hours of [*] provided by Amgen) and all costs associated with the purchase of Drug Product from such Third-Party manufacturer. Amgen shall have no responsibility to Purchaser for Purchaser’s supply of Drug Product to be provided by a Third-Party manufacturer pursuant to this Section 2.14 (Alternate Supply).

2.14.2

Completion of Transition. The Parties shall use their commercially reasonable efforts to complete the transition of the Transitioned Manufacturing as soon as practicable. Upon request of Purchaser, Amgen shall provide [*] for the transition of the manufacturing of Bulk Drug Substance, as the case may be, in each case as reasonably necessary to facilitate the transition of the Transitioned Manufacturing, but in no event shall Amgen have any obligation to provide [*] with respect to the transition of the Transitioned Manufacturing. Amgen shall continue to provide to Purchaser supply of Drug Product in accordance with Purchaser’s purchase orders for Drug Product in the Licensee Indications in the Territory in accordance with Section 2.2 (Forecasts and Orders) until the Third-Party manufacturer is approved by the applicable Regulatory Authorities to perform the Transitioned Manufacturing of the Drug Product in the Licensee Indications in the Territory (the

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“Transition Period”) or, if sooner, [*] following delivery of Amgen’s notice to transition the Transitioned Manufacturing. Amgen shall have the right to meet such obligation by manufacturing and providing to Purchaser a quantity of Drug Product that the Parties agree would be reasonably sufficient to prevent the disruption of the sales of Drug Product in the Licensee Indications in the Territory during the Transition Period. Notwithstanding the foregoing, in no event shall Amgen have any obligation to perform Transitioned Manufacturing or provide [*] beyond such [*] period.

2.14.3	Transition Plan. The transfer of Transitioned Manufacturing and continued supply of Drug Product pursuant to this Section 2.14 (Alternate Supply) shall be conducted in accordance with a transition plan which shall be mutually approved by the Parties and which sets forth responsibilities and schedules for transferring the Transitioned Manufacturing as expeditiously as practicable. Amgen will have no obligation to perform any additional process development with respect to the Transitioned Manufacturing of Drug Product following a determination to transition the Transitioned Manufacturing of Drug Product. If during the transition Purchaser seeks to change the process for the Transitioned Manufacturing or fails to timely pay any amount due hereunder, Amgen shall have no further obligation to provide [*] for such transition. If mutually agreed by the Parties, any Transitioned Manufacturing of Drug Product may be transitioned to Purchaser instead of a contract manufacturer.

2.14.4	Bulk Drug Substance. Amgen shall have the right at anytime, upon written notice to Purchaser, to transition the formulation, fill and finish manufacturing activities of Drug Product to an alternate source pursuant to this Section 2.14 (Alternate Supply). In the event Amgen transitions only the formulation, fill and finish manufacturing activities of Drug Product to an alternate source pursuant to this Section 2.14 (Alternate Supply), then thereafter Amgen’s obligations under this Agreement with respect to Drug Product shall instead apply only with respect to Bulk Drug Substance, as applicable and appropriate, and the provisions hereunder applicable to Drug Product shall instead apply to Bulk Drug Substance, as applicable and appropriate. In such event, the Parties shall promptly meet to establish a forecasting and order procedure applicable to Bulk Drug Substance, and the forecasting and order procedure set forth in Section 2.2 (Forecasts and Orders) shall no longer apply.

2.14.5	Manufacturing Improvements. Subject to Section 2.14.1 (Process of Transition), the Parties shall consider whether to share manufacturing improvements with respect to Drug Product in circumstances where Amgen transitions manufacturing activities to Purchaser or a Third-Party manufacturer on behalf of Purchaser. Unless the Parties otherwise mutually agree in writing, neither Party shall have any obligation to share manufacturing improvements with respect to Transitioned Manufacturing with the other Party or its Third-Party manufacturer following the transition of such Transitioned Manufacturing.

2.15

Use of Contract Manufacturer. The Parties acknowledge that Amgen shall have the right at any time to utilize Third-Party manufacturers in the manufacture of Bulk Drug Substance and/or formulation, fill and finish manufacturing activities of Drug Product. If

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Amgen utilizes a Third-Party manufacturer in the manufacture of Drug Product, the Parties shall discuss and cooperate to implement any adjustments to the forecasting or other terms under this Agreement as reasonably necessary to be consistent and permit compliance with the terms of the Third-Party manufacturer agreements. If Amgen utilizes a Third-Party manufacturer in the manufacture of Drug Product, Amgen shall have the right at any time by written notice to Purchaser to cause Purchaser to [*]. In such event, Purchaser shall [*]. Upon Purchaser [*], Amgen shall have no further obligation to perform such manufacturing for Purchaser and Purchaser shall assume responsibility therefor.

2.16	Cessation of Manufacturing. In the event Amgen determines that it will no longer manufacture (either in the entirety or only the formulation, fill and finish manufacturing activities) commercial Drug Product for its own use outside the Territory, then Amgen shall have the right to notify Purchaser thereof and to transition Purchaser to an alternate source for such manufacturing in accordance with Section 2.14 (Alternate Supply).

2.17	Change of Control. In the event Purchaser undergoes a Change of Control (as defined in the License Agreement), Purchaser shall notify Amgen thereof within five days and Amgen shall have the right, by notice given to Purchaser at any time, to transition Purchaser to an alternate source for some or all manufacturing activities in accordance with Section 2.14 (Alternate Supply).

2.18	Manufacturing Committee. At the request of Amgen, the Parties shall establish a Manufacturing Committee to regularly coordinate and discuss matters related to manufacturing and supply of Drug Product hereunder. The Manufacturing Committee shall be a forum for the Parties to discuss supply matters, but shall not have binding authority or authority to amend, modify or waive compliance with this Agreement. The Manufacturing Committee shall be formed promptly following request by Amgen. Unless otherwise agreed by the Parties, the Manufacturing Committee shall be comprised of three members appointed by Amgen and three members appointed by Purchaser. The Manufacturing Committee shall be led by two co-chairs, one appointed by each of the Parties. The Manufacturing Committee shall have the right to delegate any of its responsibilities to one or more subcommittees as it determines appropriate. Each Party shall have the right to replace its committee members or co-chairs by written notice to the other Party. The Manufacturing Committee shall meet quarterly in person, via teleconference or videoconference or otherwise, or as otherwise agreed by the Parties. Each Party shall be responsible for its own expenses relating to such meetings. As appropriate, other employee representatives of the Parties may attend Manufacturing Committee meetings as nonvoting participants, but no Third Party personnel may attend unless otherwise agreed by the Parties. Each Party may also call for special meetings as reasonably required to resolve particular matters requested by such Party by at least five business days written notice to the co-chair appointed by the other Party. All committee meetings must have at least one member appointed by each Party in attendance. Amgen shall have the right to terminate its participation in the Manufacturing Committee by [*] days prior written notice to Purchaser. Unless and until a Manufacturing Committee is established hereunder, or in the event the Manufacturing Committee is terminated hereunder, matters subject to the Manufacturing Committee shall be dealt with directly between Amgen and Purchaser.

2.19	Quality Agreement. Promptly following the [*], the quality assurance departments of

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Amgen and Purchaser will develop and agree upon a quality agreement governing the quality and Specifications of Drug Product to be supplied hereunder, including with respect to product quality and product complaints (to the extent not covered in a separate safety agreement with respect to Vectibix entered into accordance with the License Agreement. The quality agreement will be documented in writing, and routinely updated by mutual written agreement of the Parties.

3. PAYMENT

3.1	Pricing. Purchaser shall pay for the supply of Drug Product in accordance with the pricing terms set forth on the Pricing Schedule attached hereto.

3.2	Third Party Payments. In addition to payments under Section 3.1 (Pricing), Purchaser shall pay all royalties and other amounts payable by Amgen to Third Parties due to the manufacture, use and/or supply Drug Product, or any component thereof, and/or sale of Drug Product to, by or on behalf of Purchaser, its Affiliates and licensees; provided that, if Purchaser pays any such payment under Section 8.10 (Sublicense Payments) of the License Agreement, it shall not be obligated to make a duplicative payment under this Section 3.2 (Third Party Payments). In the event Amgen determines there will be any such applicable Third Party royalties or other payments under this Section 3.2 (Third Party Payments), Amgen shall notify Purchaser of such obligations and the relevant terms associated therewith and Purchaser shall comply with such obligations and, upon request of Amgen, shall perform such obligations directly to the Third Party. Prior to [*] for [*] which would result in [*] under [*], Amgen shall use reasonable efforts to consult with Purchaser and will duly consider any comments provided by Purchaser.

3.3	Support Costs. On a quarterly basis, Purchaser shall pay to Amgen all Support Costs incurred with respect to such quarter. Amgen shall invoice Purchaser for any amounts payable by Purchaser under this Section 3.3 (Support Costs).

3.4	Taxes. All Taxes levied on account of a payment made by Purchaser to Amgen pursuant to this Agreement will be subject to the withholding and remittance provisions of Section 3.5 (Withholding).

3.5	Withholding. In the event that Law requires Purchaser to pay or withhold Taxes with respect to any payment to be made by Purchaser pursuant to this Agreement, Purchaser shall notify Amgen in writing of such payment or withholding requirements prior to making the payment to Amgen and provide such assistance to Amgen, including the provision of such documentation as may be required by a tax authority, as may be reasonably necessary in Amgen’s efforts to claim an exemption from or reduction of such Taxes. Purchaser will, in accordance with Law, withhold Taxes from the amount due, remit such Taxes to the appropriate tax authority, and furnish Amgen with proof of payment of such Taxes within [*] days following payment thereof. If Taxes are paid to a tax authority, Purchaser shall provide such assistance to Amgen as is reasonably required to obtain a refund of Taxes withheld, or obtain a credit with respect to Taxes paid.

3.6	VAT. All payments due Amgen from Purchaser pursuant to this Agreement shall be paid exclusive of any VAT (which, if applicable, shall be payable by Purchaser upon receipt of a valid VAT invoice).

3.7	Terms of Payment. Amounts payable by Purchaser hereunder shall be payable within [*]

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days of the date of the relevant invoice or statement. All amounts payable hereunder shall be paid in U.S. Dollars.

4. CONFIDENTIALITY

4.1	Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, during the term of this Agreement and for [*] years thereafter, the receiving Party shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any confidential and proprietary information and materials furnished to it by the other Party pursuant to this Agreement (collectively, “Confidential Information”). Confidential Information shall not include any information to the extent that it can be established by written documentation by the receiving Party that such information:

4.1.1	was already known to the receiving Party, other than under an obligation of confidentiality (except to the extent such obligation has expired or an exception is applicable under the relevant agreement pursuant to which such obligation was established), at the time of disclosure;

4.1.2	was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

4.1.3	became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

4.1.4	was independently developed by the receiving Party as demonstrated by documented evidence prepared contemporaneously with such independent development; or

4.1.5	was disclosed to the receiving Party, other than under an obligation of confidentiality (except to the extent such obligation has expired or an exception is applicable under the relevant agreement pursuant to which such obligation was established), by a Third Party who had no obligation to the disclosing Party not to disclose such information to others.

4.2	Authorized Disclosure. Except as expressly provided otherwise in this Agreement, each Party may use and disclose Confidential Information of the other Party solely as follows: (i) to the extent such disclosure is to a Governmental Authority as reasonably necessary in filing regulatory filings, obtaining regulatory approval or fulfilling post-approval regulatory obligations for Vectibix, or otherwise required by Law, provided, however, that if a Party is required by Law or the rules of any securities exchange or automated quotation system to make any such disclosure of the other Party’s Confidential Information it shall, except where impracticable for necessary disclosures (for example, in the event of medical emergency), give reasonable advance notice to the other Party of such disclosure requirement and, in the case of each of the foregoing, shall use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed; (ii) to advisors (including lawyers and accountants) on a need to know basis, in each case under appropriate confidentiality provisions or professional standards of confidentiality substantially equivalent to those of this Agreement; or (iii) to the extent mutually agreed to by the Parties.

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4.3	Terms and Conditions Confidential. Neither Party shall disclose the terms and conditions of this Agreement except to permitted assignees or as may be required by Law. Notwithstanding the foregoing, with respect to complying with the disclosure requirements of any Governmental Authority in connection with any required filing of this Agreement, the Parties shall consult with one another concerning which terms of this Agreement shall be requested to be redacted in any public disclosure of the Agreement (with price terms requested to be redacted in any event), and in any event each Party shall seek reasonable confidential treatment for any public disclosure by any such Governmental Authority. Each Party shall additionally have the right to issue press releases with the prior written agreement of the other Party or as required to comply with any Law or by the rules of any stock exchange or automated quotation system (in the case of such required disclosure, by providing [*] days’ notice to the other Party and reasonably considering comments provided by such other Party within three business days after such notice).

4.4	Attorney-Client Privilege. Neither Party is waiving, nor shall be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges as a result of disclosing information pursuant to this Agreement, or any of its Confidential Information (including Confidential Information related to pending or threatened litigation) to the receiving Party, regardless of whether the disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections. The Parties: (a) share a common legal and commercial interest in such disclosure that is subject to such privileges and protections; (b) are or may become joint defendants in proceedings to which the information covered by such protections and privileges relates; (c) intend that such privileges and protections remain intact should either Party become subject to any actual or threatened proceeding to which the disclosing Party’s Confidential Information covered by such protections and privileges relates; and (d) intend that after the Effective Date both the receiving Party and the disclosing Party shall have the right to assert such protections and privileges.

5. REPRESENTATIONS, WARRANTIES AND COVENANTS

5.1	Mutual Representations and Warranties. Each of the Parties hereby represents and warrants to the other Party as of [*] as follows:

5.1.1	As of [*], it is duly organized and validly existing under the Laws of its jurisdiction of incorporation and it has full corporate power and authority and has taken all corporate action necessary to enter into and perform this Agreement;

5.1.2	As of [*], this Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms, the execution, delivery and performance of the Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, by which it is bound, nor to its knowledge as of [*] violate any Law; the person or persons executing this Agreement on such Party’s behalf has been duly authorized to do so by all requisite corporate action;

5.1.3

To its knowledge, as of [*] no government authorization, consent, approval, license, exemption of or filing or registration with any court or Governmental Authority, under any applicable Laws currently in effect, is or shall be necessary for, or in connection with, the transaction contemplated by this Agreement (except

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for any Japanese Ministry of Health, Labour and Welfare or other regulatory approvals, licenses, clearances and the like necessary for the manufacture, import, export or transport of pharmaceutical products and except for any required filing with the United States Securities and Exchange Commission) for the performance by it of its obligations under this Agreement; and

5.1.4	Each Party represents and warrants that it has not been debarred or the subject of debarment proceedings by any Governmental Authority.

5.2	Party Representations and Warranties; Disclaimer.

5.2.1	Specification. [*].

5.2.2	Use. Purchaser represents and warrants that it is acquiring Drug Product only for clinical development and for commercial sale in the Licensee Indications in the Territory, in each case in accordance with the License Agreement,

5.2.3	Disclaimer. EXCEPT AS SPECIFICALLY PROVIDED FOR IN SECTION 5.2.1 (Specification), THE BULK DRUG SUBSTANCE AND DRUG PRODUCT IS PROVIDED WITH NO WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR THAT THE BULK DRUG SUBSTANCE OR DRUG PRODUCT IS FREE FROM THE RIGHTFUL CLAIM OF ANY THIRD PARTY BY WAY OF INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OR THE LIKE. FURTHER, EXCEPT TO THE EXTENT SPECIFICALLY PROVIDED FOR IN SECTION 5.2.1 (Specification) AMGEN DOES NOT WARRANT OR MAKE ANY REPRESENTATION REGARDING THE USE, RESULTS OF THE USE OR APPROPRIATENESS OF THE USE OF BULK DRUG SUBSTANCE OR DRUG PRODUCT OR ANY PRODUCT MADE USING BULK DRUG SUBSTANCE OR DRUG PRODUCT. PURCHASER SHALL CONDUCT ITS OWN ANALYSIS OF THE BULK DRUG SUBSTANCE OR DRUG PRODUCT AND ASSUME ALL RESPONSIBILITY FOR THE QUALITY AND USE OF THE BULK DRUG SUBSTANCE OR DRUG PRODUCT AND PRODUCTS MADE USING BULK DRUG SUBSTANCE OR DRUG PRODUCT (INCLUDING BUT NOT LIMITED TO ALL PRODUCT LIABILITY) EXCEPT TO THE EXTENT SPECIFICALLY PROVIDED IN SECTION 6.2.2 (Amgen Obligation) AND, EXCEPT TO THE EXTENT SPECIFICALLY PROVIDED IN SECTION 4.3.2 (Amgen Obligation), PURCHASER’S SOLE REMEDY FOR FAILURE OF THE BULK DRUG SUBSTANCE OR DRUG PRODUCT TO CONFORM TO THE SPECIFICATIONS WILL BE REPLACEMENT OF THE BULK DRUG SUBSTANCE OR DRUG PRODUCT IN ACCORDANCE WITH SECTION 2.7 (Product Testing; Noncompliance) ABOVE.

5.3	Covenants.

5.3.1	For Use within Territory. Purchaser covenants that it shall order Drug Product hereunder only as it reasonably anticipates it will need for such purposes.

5.3.2	Forecasts. Purchaser covenants to use its reasonably diligent efforts and all available information in its forecasting for Drug Product pursuant to Section 2.2

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(Forecasts and Orders) above, and agrees to use its reasonably diligent efforts to comply with all such forecasts given to Amgen.

5.3.3	Debarment. Neither Party shall knowingly use in connection with the activities to take place pursuant to this Agreement any employee or consultant that has been debarred or the subject of debarment proceedings by any regulatory agency.

5.3.4	Product Integrity. Purchaser covenants to use all commercially reasonable efforts to ensure that Drug Product is not damaged, altered, or spoiled in any way, including during storage and transportation, after delivery of Drug Product to Purchaser hereunder.

5.3.5	Compliance with United States Regulations. Purchaser covenants that it shall comply with all U.S. Laws prohibiting the re-export, directly or indirectly, of certain controlled U.S.-origin items without a license to parties located in certain countries or appearing on certain U.S. Government lists of restricted parties; U.S. Laws prohibiting participation in non-U.S. boycotts that the United States does not support; and U.S. Laws prohibiting the sale of products to parties from any country subject to U.S. economic sanctions or who are identified on related U.S. Government lists of restricted parties.

5.4	Disclaimer of Warranties. EXCEPT AS SET FORTH IN THIS ARTICLE 5 (Representations, Warranties and Covenants), PURCHASER AND AMGEN EXPRESSLY DISCLAIM ANY AND ALL REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OR NONINFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS.

6. LIMITATION OF LIABILITY, INSURANCE AND INDEMNIFICATION

6.1	Insurance. During the term of this Agreement and for [*] thereafter each Party shall obtain and maintain comprehensive general liability insurance covering its obligations and activities hereunder, including products liability insurance and coverage for clinical trials, with reputable and financially secure insurance carriers in a form and at levels as customary for a company of its size in the pharmaceutical industry (or reasonable self-insurance sufficient to provide materially the same level and type of protection).

6.2	Indemnity.

6.2.1

Licensee Obligation. Subject to Section 6.3 (Limitations of Liability) and Section 6.1 (Insurance), Purchaser shall indemnify and hold harmless Amgen, its Affiliates, and their respective directors, officers, employees, and agents (including subcontractors) (collectively, “Amgen Indemnitees”), at Purchaser’s cost and expense, from and against any and all liabilities, losses, costs, damages, fees or expenses (including reasonable legal expenses and attorneys’ fees incurred by any Amgen Indemnitees until such time as Purchaser has assumed the defense of such claim) paid to a Third Party (collectively, “Losses”) arising out of any claim, action, lawsuit, or other proceeding (collectively, “Claims”) brought against any Amgen Indemnitee by a Third Party to the extent such Losses result from (i) a

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material breach of any representation or warranty of Purchaser under Section 5.1 (Mutual Representations and Warranties) or Section 5.2.2 (Use), (ii) a material breach of any material obligation in this Agreement or (iii) Purchaser’s, its Affiliate’s, agent’s or licensee’s development or commercialization of Vectibix but excluding such Losses to the extent they arise from (i), (ii) or (iii) in Section 6.2.2 (Amgen Obligation) below.

6.2.2	Amgen Obligation. Subject to Section 6.3 (Limitations of Liability) and Section 6.1 (Insurance), Amgen shall indemnify and hold harmless Purchaser, its Affiliates, and their respective directors, officers, employees and agents (collectively, “Purchaser Indemnitees”), at Amgen’s cost and expense, from and against any and all Losses (including reasonable legal expenses and attorneys’ fees incurred by any Purchaser Indemnitees until such time as Amgen has assumed the defense of such claim) arising out of any Claim brought against any Purchaser Indemnitee by a Third Party to the extent such Losses result from (i) a material breach of any representation or warranty of Purchaser under Section 5.1 (Mutual Representations and Warranties) or Section 5.2.1 (Specification), (ii) a material breach of any material obligation in this Agreement, or (iii) a [*]. Any obligation of Amgen under this Section 6.2.2 (Amgen Obligation) with respect to any [*]. Notwithstanding anything herein to the contrary, Amgen, its Affiliates and agents shall not have any liability for any Losses arising out of or resulting from [*]. Without prejudice to the foregoing, if Amgen notifies Purchaser of the [*] hereunder, Purchaser shall comply with Amgen’s instructions with respect to such [*]; provided that, if Purchaser elects not to comply with Amgen’s instructions with respect to such [*]. The indemnification obligations under this Section 6.2.2 (Amgen Obligation) exclude Losses to the extent they arise from (i), (ii) or (iii) of Section 6.2.1 (Purchaser Obligation) above.

6.2.3

Claim for Indemnification. Whenever any Claim or Loss shall arise for which a Purchaser Indemnitee or an Amgen Indemnitee (the “Indemnified Party”) may seek indemnification under this Section 6.2 (Indemnification), the Indemnified Party shall promptly notify the other Party (the “Indemnifying Party”) of the Claim or Loss and, when known, the facts constituting the basis for the Claim; provided, however, that the failure by an Indemnified Party to give such notice or to otherwise meet its obligations under Section 6.2.1 (Purchaser Obligation) or 6.2.2 (Amgen Obligation), as the case may be, shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that the Indemnifying Party is actually prejudiced as a result of such failure. The Indemnifying Party shall have the right to assume the defense of the Claim on behalf of the Indemnified Party. Upon assumption of the defense of the Claim by the Indemnifying Party, the Indemnifying Party shall have exclusive control of the defense and settlement of the Claim. The Indemnified Party shall not settle or compromise any Claim by a Third Party for which it is entitled to indemnification without the prior written consent of the Indemnifying Party, which will not be unreasonably withheld. The Indemnifying Party shall not be liable for any settlement or compromising of a Claim by the Indemnified Party without the Indemnifying Party’s prior written consent, which will not be unreasonably withheld. In no event shall the Indemnifying Party settle any Claim without the

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prior written consent of the other Party if such settlement does not include a complete release from liability on such Claim or if such settlement would involve undertaking an obligation other than the payment of money, would bind or impair the other Party, or includes any admission of wrongdoing or that any intellectual property or proprietary right of the other Party is invalid or unenforceable. The Indemnified Party shall reasonably cooperate with the Indemnifying Party at the Indemnifying Party’s expense and shall make available to the Indemnifying Party reasonably requested information under the control of the Indemnified Party, which information shall be subject to Section 4.1 (Confidentiality; Exceptions) of this Agreement. The provisions of this Section 6.2 (Indemnification) shall govern indemnification with respect to the manufacture and supply of Drug Product and the indemnification provisions of the License Agreement shall not apply with respect to such activities.

6.3	Limitations of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES OF ANY KIND ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE), EVEN IF SUCH PARTY WAS ADVISED OR OTHERWISE AWARE OF THE LIKELIHOOD OF SUCH DAMAGES. The limitations set forth in this Section 6.3 (Limitations of Liability) shall not apply with respect to (i) either Party’s indemnification obligations under Article 6 (Limitation of Liability; Insurance and Indemnification), (ii) breach of Article 4 (Confidentiality) or (iii) gross negligence or willful misconduct of a Party.

7. TERM AND TERMINATION

7.1	Term. This Agreement shall commence on the Effective Date and shall terminate upon the earliest to occur of any of the following: (i) the Parties mutually agree in writing to terminate this Agreement; (ii) either Party terminates this Agreement, pursuant to Section 7.2 (Termination by Either Party); and (iii) this Agreement terminates automatically pursuant to Section 7.3 (Termination of License Agreement) or Section 7.4 (Termination by Amgen for Discontinuation).

7.2	Termination by Either Party.

7.2.1	Breach. If a Party is in material breach of this Agreement, then the other Party may deliver notice of such material breach (specifying the nature of the breach in reasonable detail) to the breaching Party. In such written notice, the noticing Party shall identify the actions or conduct that such Party would consider to be an acceptable cure of such material breach (if curable). If the breaching Party fails to cure such material breach within [*] days after the receipt of such notice (or [*] days with respect to any failure to pay amounts due hereunder), then the other Party shall be permitted to terminate this Agreement by written notice given within [*] days after the end of such cure period and effective upon delivery.

7.2.2	Bankruptcy. Either Party may terminate this Agreement, effective immediately upon the giving of written notice to the other Party, if the other Party (i) becomes

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bankrupt or insolvent, or files a petition in bankruptcy or makes a general assignment for the benefit of creditors or otherwise acknowledges in writing insolvency, or is adjudged bankrupt, and such Party (A) fails to assume this Agreement in any such bankruptcy proceeding within [*] days after filing or (B) assumes and assigns this Agreement to a Third Party; (ii) goes into or is placed in a process of complete liquidation; (iii) a trustee or receiver is appointed for any substantial portion of such Party’s business and such trustee or receiver is not discharged within [*] days after appointment; (iv) any case or proceeding shall have been commenced or other action taken against such Party in bankruptcy or seeking liquidation, reorganization, dissolution, a winding-up arrangement, composition or readjustment of its debts or any other relief under any applicable bankruptcy, insolvency, reorganization or similar Law now or hereafter in effect and is not dismissed or converted into a voluntary proceeding governed by clause (i) above within [*] days after filing; or (v) there shall have been issued a warrant of attachment, execution, distraint or similar process against any substantial part of the property of such Party and such event shall have continued for a period of [*] days and none of the following has occurred: (A) it is dismissed, (B) it is bonded in a manner reasonably satisfactory to the other Party, or (C) it is discharged.

7.3	Termination of License Agreement. This Agreement shall terminate automatically in the event that the License Agreement, or the license with respect to Vectibix under the License Agreement, expires or is terminated for any reason.

7.4	Termination by Amgen for Discontinuation. This Agreement shall terminate automatically in the event Amgen transitions the entirety of manufacturing of Drug Product pursuant to Section 2.14 of this Agreement.

7.5	Effect of Termination. In the event of expiration or termination of this Agreement:

7.5.1	The Parties shall cooperate to perform hereunder as necessary to effectuate the purposes of the Transition Period provided for in Section 14.5 (Transition Period) of the License Agreement (if applicable);

7.5.2	Purchaser shall promptly pay Amgen for all purchase orders for which Amgen has not been paid and Amgen will be obligated to deliver to Purchaser the supply represented by such purchase orders paid (if not previously provided), and Amgen shall invoice Purchaser, and Purchaser shall pay Amgen within [*] days of the date of such invoice, for any goods in-process or other costs incurred on behalf of Purchaser which goods or costs (or portion thereof) cannot be practically used for other purposes.

7.5.3	Purchaser shall promptly pay Amgen all other accrued but unpaid payments due Amgen under the Agreement; and

7.5.4	The following terms and conditions of this Agreement shall survive:

7.5.4.1

Sections 2.5 (Provision of Drug Product); 2.5 (Necessary Approvals); 2.7 (Product Testing; Noncompliance); 5.2.3 (Disclaimer); 5.3.1 (For Use within Territory); 5.3.4 (Product Integrity); 5.3.5 (Compliance with United States Regulations) and Article 3 (Payment) (all of the foregoing solely with respect to Drug Product provided prior to such termination). In

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addition, Sections 5.3.1 (For Use within Territory); and 5.3.4 (Product Integrity) shall survive with respect to Drug Product provided by an alternate supplier pursuant to Section 2.14 (Alternate Supply)); and

7.5.4.2	Sections 2.8 (Notice of Reports); 3.5 (Withholding); 3.7 (Annual Determination) (solely with respect to a final reconciliation following termination); 2.5.2 (Disclaimer); 5.4 (Disclaimer of Warranties) and this Section 7.5 (Effect of Termination); and Articles 4 (Confidentiality); 6 (Limitation of Liability, Insurance and Indemnification) and 8 (Miscellaneous).

8. MISCELLANEOUS

8.1	Affiliates. Amgen shall have the right to exercise its rights and perform its obligations hereunder through its Affiliates, provided Amgen shall be responsible for such Affiliates’ performance hereunder. Where this Agreement makes reference to costs incurred by Amgen, such reference shall be deemed to include costs incurred by Amgen’s Affiliates or its Third-Party agents (provided, however, that such costs shall not be double-counted as costs of Amgen and such Affiliates or such Third-Party agents).

8.2	Assignment. Neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred (whether by operation of Law, general succession or otherwise) by Purchaser without the prior written consent of Amgen. Amgen may assign this Agreement, and its rights and obligations hereunder without prior written consent to any Affiliate or, with prior notice, in connection with the transfer or sale of all or substantially all of the business of Amgen to which this Agreement relates. Amgen shall have the right to assign any or all of its rights and delegate any or all of its obligations under this Agreement to a Party or Parties to whom Amgen licenses or transfers rights with respect to Vectibix outside the Territory; and upon request of Amgen, Purchaser will execute a novation with respect to any such assignment. Any assignment not in accordance with this Agreement shall be void. Subject to the foregoing, the rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties.

8.3	Choice of Law. This Agreement shall be governed by, and enforced and construed in accordance with, the laws of the State of California without regard to its conflicts of law provisions.

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8.4	Construction. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The Parties each acknowledge that they have had the advice of counsel with respect to this Agreement, that this Agreement has been jointly drafted, and that no rule of strict construction shall be applied in the interpretation hereof. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (ii) any reference to any Laws herein shall be construed as referring to such Laws as from time to time enacted, repealed or amended, (iii) any reference herein to any person shall be construed to include the person’s permitted successors and assigns, (iv) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (v) all references herein to Articles, Sections, Schedules or Exhibits, unless otherwise specifically provided, shall be construed to refer to Articles, Sections, Schedules or Exhibits of this Agreement. This Agreement has been executed in English, and the English version of this Agreement shall control.

8.5	Counterparts. This Agreement may be executed in counterparts with the same effect as if both Parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument. Signature pages of this Agreement may be exchanged by facsimile or other electronic means without affecting the validity thereof.

8.6	Currency. All amounts due hereunder are expressed in U.S. Dollars. With respect to Net Sales invoiced or expenses incurred in a currency other than U.S. Dollars, such Net Sales invoiced or expenses incurred shall be converted into the U.S. Dollar equivalent using a rate of exchange which corresponds to the rate used by whichever of Purchaser or Amgen (or an Affiliate of one of them) recorded such receipt or expenditure, for the respective reporting period, related to recording such Net Sales or expenses in its books and records that are maintained in accordance with GAAP. Any royalty amount shall be calculated based upon the U.S. Dollar equivalent calculated in accordance with the foregoing.

8.7	Entire Agreement. This Agreement, including any Schedules and Exhibits, constitutes the entire agreement between the Parties as to the subject matter of this Agreement, and supersedes and merges all prior negotiations, representations, agreements and understandings regarding the same. This Agreement does not supersede the License Agreement. In the event of any conflict between the terms of the License Agreement and those contained herein, the relevant provisions of the License Agreement shall control.

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8.8	Force Majeure. Neither Party shall be liable for delay or failure in the performance of any of its obligations hereunder if such delay or failure is due to causes beyond its reasonable control, including acts of God, fires, floods, earthquakes, labor strikes, acts of war, terrorism or civil unrest (“Force Majeure”); provided, however, that the affected Party promptly notifies the other Party in writing (and continues to provide status updates to the other Party for the duration of the effect) and further provided that the affected Party shall use its reasonably diligent efforts to avoid or remove such causes of non-performance and to mitigate the effect of such occurrence, and shall continue performance with reasonable dispatch whenever such causes are removed. For the purposes of this Section 8.8 (Force Majeure), a Force Majeure affecting Amgen’s Affiliate or a Third-Party contract manufacturer of Amgen shall operate to excuse any delay or failure in performance as and to the same extent of a Force Majeure affecting a Party as specified above.

8.9	Further Assurances. Each Party agrees to do and perform all such further acts and things and shall execute and deliver such other agreements, certificates, instruments and documents necessary or that the other Party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and to evidence, perfect or otherwise confirm its rights hereunder.

8.10	Headings. Headings and captions are for convenience only and are not to be used in the interpretation of this Agreement.

8.11	Jurisdiction and Venue. Each Party hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of California (“State Court”) and the courts of the United States of America located in the State of California (“Federal Court”), for the purposes of any suit, action or other proceeding arising out of or relating to this Agreement or out of any transaction contemplated hereby. Each Party agrees that service of any process, summons, notice or document by personal delivery, by registered mail, or by a recognized international express delivery service to such Party’s respective address set forth in Section 8.13 (Notices) (as such address may be changed by notice delivered pursuant to such section) shall be effective service of process for any action, suit or proceeding in the applicable Federal Court or State Court with respect to any matters to which it has submitted to jurisdiction in this Section 8.11 (Jurisdiction and Venue). Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the applicable Federal Court or State Court, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Any action brought arising out of or relating to this Agreement or out of any transaction contemplated hereby shall be conducted in English. Notwithstanding the foregoing, either Party shall have the right to seek exigent, injunctive or temporary relief in any court of competent jurisdiction.

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8.12	No Set-Off. No Party shall have the right to deduct from amounts otherwise payable hereunder any amounts payable to such Party (or its Affiliates) from the other Party (or its Affiliates).

8.13	Notices. Any notice required or permitted to be given by this Agreement shall be in writing, in English and shall be delivered by hand or overnight courier with tracking capabilities or mailed postage prepaid by registered or certified mail addressed as set forth below unless changed by notice so given:

If to Amgen:	Amgen Inc.
One Amgen Center Drive
Thousand Oaks, California 91320-1799
Attention: Corporate Secretary
Telephone: 805-447-1000
Facsimile: [*]

If to Purchaser:	Takeda Pharmaceutical Company Limited
1-1, Doshomachi 4-chome, Chuo-ku
Osaka 540-8645, Japan
Attention: General Manager, Global Licensing & Business Development
Telephone: [*]
Facsimile: [*]

Any such notice shall be deemed given on the date delivered. A Party may add, delete (so long as at least one person is remaining), or change the person or address to which notices should be sent at any time upon written notice delivered to the other Party in accordance with this Section 8.13 (Notices).

8.14	Relationship of the Parties. Each Party is an independent contractor under this Agreement. Nothing contained herein is intended or is to be construed so as to constitute Purchaser and Amgen as partners, agents or joint venturers. Neither Party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any Third Party.

8.15	Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall negotiate in good faith to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

8.16	Third Party Beneficiaries. Except as expressly provided with respect to Indemnitees in Article 6 (Indemnification), there are no Third Party beneficiaries intended hereunder and no Third Party shall have any right or obligation hereunder.

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8.17	United Nations Convention. Notwithstanding anything to the contrary contained in this Agreement, the United Nations Convention on Contracts for the International Sale of Goods shall have no application to, and shall be of no force and effect with respect to, this Agreement or the matters herein set forth or contemplated.

8.18	Waivers and Modifications. The failure of any Party to insist on the performance of any obligation hereunder shall not be deemed to be a waiver of such obligation. Waiver of any breach of any provision hereof shall not be deemed to be a waiver of any other breach of such provision or any other provision on such occasion or any other occasion. No waiver, modification, release or amendment of any right or obligation under or provision of this Agreement shall be valid or effective unless in writing and signed by all Parties hereto.

*********

(Signature page immediately follows)

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

TAKEDA PHARMACEUTICAL COMPANY LIMITED		AMGEN INC.

By:	/s/ Yasuhiko Yamanaka	By:	/s/ Kevin W. Sharer
Name:	Yasuhiko Yamanaka	Name:	Kevin W. Sharer
Title:	Director General Manager, Pharmaceutical Marketing Division	Title:	Chairman of the Board, CEO and President

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Schedule

Pricing

A. Price for Commercial Product. The price (“Supply Price”) for commercial Drug Product shall be [*].

B. Price for Non-Commercial Product. The price for non-commercial Drug Product shall be [*].